Exhibit (a)(22)
December 18, 2007
RE: LOGIN/PASSWORD INFORMATION FOR FINISAR TENDER OFFER WEBSITE
Yesterday you received an email announcing the commencement of Finisar’s Offer to Replace your Eligible Options to avoid adverse tax consequences under Internal Revenue Code Section 409A. The announcement provided information regarding the login process for tendering your Eligible Options. This email clarifies the login procedure for tendering your options on the offer website. To log on to the website, go to https://finisar.equitybenefits.com/.
LOGIN

Your login name is the portion of your Finisar email address that precedes “@finisar.com”. For example, if your Finisar email address is john.smith@finisar.com, your login name is john.smith.

PASSWORD

Your password is the last four digits of your Social Security number.
If you are having any trouble logging into the website, please contact the Finisar Tender Offer Call Center at 1-800-516-4699 or finisarcc@sos-team.com.
If you wish to tender your Eligible Options for replacement in the Offer, you must complete the election process no later than 9:00 p.m. Pacific Standard Time on January 18, 2008 (unless we extend the Offer).